Exhibit 99.1

FOR IMMEDIATE RELEASE

CUBIST ANNOUNCES FIRST PATIENT DOSED IN PIVOTAL GLOBAL PHASE 3 TRIAL OF CXA-201 FOR COMPLICATED URINARY TRACT INFECTIONS

Lexington, Mass., August 1, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced the initiation of a pivotal Phase 3 trial of CXA-201 in patients with complicated urinary tract infections (cUTI). CXA-201 is being developed as a first-line intravenous therapy for the treatment of serious Gram-negative bacterial infections in the hospital, including those caused by multi-drug resistant Pseudomonas aeruginosa.

This trial is the first of two planned multicenter, global, double-blind, randomized Phase 3 studies to compare the safety and efficacy of CXA-201 relative to the comparator, levofloxacin, in patients with cUTI.  The primary objective of the study is to establish non-inferiority of CXA-201 to the comparator with respect to the proportion of patients in the modified microbiological intent to treat (mMITT) population who achieve both microbiological eradication and clinical cure at the test-of-cure (TOC) visit 5-9 days after the last dose of the study drug is administered.  Cubist expects to enroll approximately 775 patients in this trial, which will also assess the safety of CXA-201 and investigate other pre-specified secondary endpoints.

Later this year, the company plans on initiating another pivotal global Phase 3 trial of CXA-201 in patients with complicated intra-abdominal infections (cIAI).

Brad Spellberg, MD, Associate Professor of Medicine at the Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center said, “The start of the phase 3 trial for CXA-201 is an important milestone for the infectious diseases community.   CXA-201 is  ‘the tip of the spear’ among several potential future treatments for resistant Gram negative infections that are in development in industry.  CXA-201 is the first of them to enter phase 3 trials.”

Cubist’s Chief Medical Officer Santosh Vetticaden, PhD, MD, said, “The start of this pivotal phase 3 trial represents a major milestone in the development of CXA-201, and we are extremely pleased to be making such a significant advance in this program that offers promise for the treatment of certain Gram-negative infections.”

About Gram-negative bacteria

The diseases caused by Gram-negative bacteria include peritonitis, septicemia, pneumonia, neonatal meningitis, urinary tract infections, intra-abdominal infections, and burn and wound infections.  In the US in 2003, Gram-negative bacteria were associated with many of the most frequent types of hospital-acquired infections including 71% of urinary tract infections, 65% of pneumonia episodes, 34% of surgical site infections, and 24% of bloodstream infections.  Important Gram-negative bacteria include P. aeruginosa, Escherichia coli, Klebsiella pneumoniae, and Acinetobacter baumannii.

About Pseudomonas aeruginosa

Recent medical literature identifies P. aeruginosa as one of the most prevalent Gram-negative pathogens responsible for hospital-acquired infections, and points to its significant virulence and steeply increasing incidences in intensive care units (ICUs). Data from the National Nosocomial Infections Surveillance of ICUs in the United States identified P. aeruginosa as the most frequently isolated Gram-negative strain, with an incidence almost doubling between 1975 and 2003. For example, an increase of

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P. aeruginosa from 9.6 percent to 16.3 percent was shown in nosocomial pneumonia and from 9.3 percent to 16.3 percent in urinary tract infections. Similar increases in P. aeruginosa-related infections were shown by the SENTRY Antimicrobial Surveillance Program for Europe, comparing data between 1997 and 2002. Pseudomonal infections can involve any part of the human body, but among the most common are urinary tract, lung, bloodstream, wound/burn, and intra-abdominal infections. Resistance to current treatment regimens for such infections is growing, with the increasing appearance of P. aeruginosa strains expressing multi-drug resistance against the commonly used first-line anti-pseudomonal antibiotics.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides, and has an agreement with Optimer Pharmaceuticals, Inc. to co-promote DIFICID™ in the U.S. as a treatment of CDAD (Clostridium difficile-associated diarrhea) in adults. The current Cubist clinical development pipeline includes CXA-201, a novel cephalosporin in combination with tazobactam in development for the treatment of certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms. CXA-201 is in Phase 3 trials for complicated urinary tract infections (cUTI), and Cubist expects to initiate Phase 3 trials with CXA-201 in complicated intra-abdominal infections (cIAI) by the end of 2011. In addition, Phase 3 trials of CXA-201 in hospital acquired (nosocomial) pneumonia are expected to begin in 2012.  Cubist has completed Phase 2 trials of a novel antibacterial candidate, CB-183,315, for the treatment of CDAD  and plans to make a go/no go decision of whether to move CB-183,315 into Phase 3 trials in the third quarter of 2011.  Cubist also is working on several pre-clinical programs being developed to address areas of significant medical needs. These include therapies to treat various serious bacterial infections and acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the clinical development of CXA-201, including plans to run Phase 3 clinical trials for this compound in cUTI and cIAI and the therapeutic potential of CXA-201. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: CXA-201 may not show sufficient therapeutic effect or an acceptable safety profile in Phase 3 clinical trials; CXA-201 may not act in the way expected based on prior clinical and pre-clinical trials; clinical trials of CXA-201 may not be successful or initiated or conducted in a timely manner and the timing of initiation and conduct of subsequent trials is dependent on our ability to successfully work with regulatory authorities, including the FDA on the design of the trials, among other things; we plan to rely, to a significant extent, on third party clinical research organizations, or CROs, to help us conduct clinical trials so the success and timing of the trials is dependent our ability to work with such CROs and their performance; the commercial market for the intended use of CXA-201 may not be as large as Cubist anticipates; if approved, CXA-201 will compete with products currently on the market and may also compete with products currently in development which may have superior efficacy and/or safety profiles as CXA-201 or have other attributes that make it difficult for CXA-201 to succeed commercially in such markets; technical difficulties or excessive costs relating to the manufacture or supply of CXA-201; we plan to rely, to a significant extent, on third party contract manufacturers and suppliers to manufacture and supply CXA-201 on our behalf so our ability to obtain adequate supplies of CXA-201 is dependent on our ability to work with such third parties and on their performance; we, and Astellas Pharma Inc., from which we have licensed the rights underlying CXA-201 and which has an interest in the intellectual property protecting CXA-201, may not be able to maintain and enforce such intellectual property; and we may encounter other unanticipated or unexpected risks with respect to the development or manufacture of CXA-201. Drug development involves a high degree of risk. Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

DIFICID is a trademark of Optimer Pharmaceuticals, Inc.

Contacts:

INVESTORS:

Cubist Pharmaceuticals, Inc.

Eileen C. McIntyre

Senior Director, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

Cubist Pharmaceuticals, Inc.

Francis McLoughlin

Director, Corporate Communications

(781) 860-8777